Sunworks Reports Fourth Quarter and Full-Year Results

Delivers Full-Year 2016 Revenue Growth of 61%; Backlog Reaches Record Levels

ROSEVILLE, Calif. March 29, 2017 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for commercial and residential markets, today announced financial results for the fourth quarter and full year ended December 31, 2016.

Full-Year 2016 Summary:

●	Revenue of $86.4 million, up 61%, compared to $53.7 million in the prior year

●	Gross margin of 25.6% of total revenue compared to 31.7% in the prior year

●	Operating loss of $8.0 million compared to operating income of $2.4 million in the prior year

●	Net loss of $9.4 million, compared to net income of $1.1 million, in the prior year

●	Cash and cash equivalents of $11.1 million as of December 31, 2016, compared to $12.0 million last year

●	Backlog of $48.5 million as of December 31, 2016, compared to $47.5 million at December 31, 2015

Q4 2016 Summary:

●	Revenue of $18.4 million, up 6% compared to $17.3 million in the year-ago quarter

●	Gross margin of 12.4% of total revenue compared to 36.5% in the year-ago quarter

●	Operating loss of $3.6 million compared to operating income of $1.5 million in the year-ago quarter

●	Net loss of $3.7 million, compared to net income of $1.2 million, in the year-ago quarter

Jim Nelson, Sunworks’ Chief Executive Officer commented, “I am proud of much of what we accomplished at Sunworks in 2016. Year over year revenue growth of 61% significantly outpaces the industry growth rate. In addition, we broadened our addressable market primarily for commercial and agriculture opportunities and have expanded into more target-rich regions – all with the goal of continuing our rapid growth. The success of our efforts is reflected not only in the top-line growth, but also in the all-time record backlog that we bring into 2017. All of these factors lead us to be optimistic about the future.”

Mr. Nelson continued, “The significant growth and aggressive investment in our initiatives challenged our organization, particularly in the second half of the year. We experienced growing pains with some of our internal processes in attempting to keep pace with the rapid acceleration of the front-end of the business. The rainy weather during our normally busy fourth quarter negatively impacted our revenue and put downward pressure on our financial results. These factors, among others created an unexpected operating loss in the fourth quarter. Some of these losses, as explained in our 10-K filing with the Securities and Exchange Commission, were non-cash adjustments that we do not expect to reoccur in 2017. In addition, we have made and are making changes to improve our back-office processes, strengthened our team, and streamline and focused our investment initiatives. We will continue to make adjustments and improve our business to ensure that we leverage our fast-growing sales into faster growing cash and profitability.”

2017 Guidance

●	Management expects full year 2017 revenue to increase more than 30% versus 2016 and anticipates Sunworks will be profitable for the full year.

●	Management expects backlog at the end of Q1 2017 to increase versus both the prior year Q1 2016 backlog and the prior quarter backlog – providing additional optimism for continued growth.

Balance Sheet

●	The company generated approximately $1.8 million of cash from operating activities for the full year of 2016 compared to $1.3 million for the prior year and finished the year with $11.1 million in cash and cash equivalents.

●	As of December 31, 2016, the Company had $2.3 million of debt outstanding.

Backlog

Order backlog at December 31, 2016 was $48.5 million, up 2% compared to $47.5 million on December 31, 2015. Backlog is based on orders expected to be delivered during the next 12 months.

	Q4 2015	Q4 2016	% Change
Backlog in Dollars ($M)
Beginning sales backlog	$29.5	$42.7	45%
Total new sales	$35.2	$24.2	-31%
Total earned revenue	$17.2	$18.4	7%
Ending backlog	$47.5	$48.5	2%

Backlog in Megawatts (MW)
Beginning sales backlog	9.5	13.8	45%
Total new MW sales	11.7	8.1	-31%
Total MW installed	5.7	6.1	7%
Ending backlog	15.5	15.8	2%

Conference Call Details

Management will host a conference call to discuss these results today, Wednesday, March 29 at 10:00 a.m. ET. To access the call, please dial 1-(866)-682-6100 (toll free) or 1-(862)-255-5401 (International). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://www.ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) or 1-919-882-2331 (international) until 11:59PM ET on May 12, 2017.

About Sunworks, Inc.

Founded in 1983, Sunworks, Inc. has emerged as a premier provider of solar power solutions for both consumers and businesses. We’re committed to quality construction practices that always exceed industry standards and uphold our ideals of ethics and safety.

Today, Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance oriented solutions for the agriculture, commercial, federal, public works, residential, and utility industries. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by in order to support our customers above and beyond their expectations.

Sunworks fields a diverse, seasoned workforce that includes distinguished veterans who are devoted to providing the very best customer experience. All of our employees, from technicians to executives, uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Investor Relations Contact:

Rob Fink/John Roginski

Hayden IR

646-415-8972 / 570-569-2479

rob@haydenir.com / john@haydenir.com

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(in thousands, except share and per share data)

	2016	2015

Sales	$86,421	$53,713

Cost of Goods Sold	64,311	36,664

Gross Profit	22,110	17,049

Operating Expenses
Selling and marketing expenses	12,330	9,344
General and administrative expenses	11,434	5,094
Stock based compensation	6,041	136
Research and development cost	-	53
Depreciation and amortization	323	51

Total Operating Expenses	30,128	14,678

Loss/Income before Other Income/(Expenses)	(8,018)	2,371

Other Income/(Expenses)
Interest and other income	-	10
Other expense	(329)	(3)
Gain (Loss) on change in fair value of derivative liability	-	69
Interest expense	(1,033)	(1,391)

Total Other Income/(Expenses)	(1,362)	(1,315)

(Loss) Income before Income Taxes	(9,380)	1,056

Income Tax Expense	-	-

Net (Loss) Income	$(9,380)	$1,056

(LOSS) EARNINGS PER SHARE:
Basic	$(0.46)	$0.06
Diluted	$(0.46)	$0.05

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	20,227,239	16,966,921
Diluted	20,227,239	23,709,210

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

(in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Current Assets
Cash and cash equivalents	$11,069	$12,040
Restricted cash	37	37
Accounts receivable, net	9,665	7,023
Inventory	3,394	1,269
Costs in excess of billings	4,307	2,130
Other current assets	117	220

Total Current Assets	28,589	22,719

Property and Equipment, net	1,674	745

Other Assets
Other deposits	53	36
Goodwill	11,364	11,364

Total Other Assets	11,417	11,400

Total Assets	$41,680	$34,864

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$12,979	$5,033
Billings in excess of costs	4,997	1,990
Customer deposits	64	394
Loan payable, current portion	218	2,028
Acquisition convertible promissory notes, net of beneficial conversion feature of $807 and $1,767, respectively	959	750
Convertible promissory notes	-	850

Total Current Liabilities	19,217	11,045

Long Term Liabilities
Loan payable	496	232
Convertible promissory note	654	-
Warranty liability	116	45
Total Long Term Liabilities	1,266	277
Total Liabilities	20,483	11,322

Shareholders’ Equity
Preferred stock, $.001 par value; 5,000,000 authorized shares; Preferred Stock Series B, 1,506,024 and 1,506,024 issued and outstanding, respectively	2	2
Common stock, $.001 par value; 1,000,000,000 authorized shares; 20,853,921 and 18,320,535 shares issued and outstanding, respectively	21	18
Additional paid in capital	70,317	63,285
Accumulated deficit	(49,143)	(39,763)

Total Shareholders’ Equity	21,197	23,542

Total Liabilities and Shareholders’ Equity	$41,680	$34,864